Exhibit 14.1

A policy approved by the Board of Directors
Approval date: April 21, 2016
Effective date: April 21, 2016

I. Philosophy
It is the philosophy of the Federal Home Loan Bank of Dallas (“Bank”) that its Financial Professionals conduct business in accordance with the highest ethical standards in order to merit and maintain the complete confidence and trust of its shareholders/customers, the investors in its debt securities and the public at large. Financial Professionals must conduct their personal and business affairs in a manner which does not result in adverse comments or criticism from the public or in any way damage the Bank’s reputation as a responsible organization. The purpose of this Code of Ethics for Financial Professionals (“Code”) is to deter wrongdoing and to promote: (1) honest and ethical conduct; (2) full, fair, accurate, timely and understandable disclosure of financial information; (3) compliance with applicable laws, rules and regulations; (4) the prompt internal reporting of violations of this Code; and (5) accountability for adherence to this Code.

The term “Financial Professionals” refers to the Bank’s Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial and accounting officer), Controller, Director of Financial Reporting, Director of Investments and Derivatives Accounting, and Director of Corporate Accounting.

The obligations under this Code supplement, but do not replace, either the Code of Conduct and Ethics applicable to all employees of the Bank or the Conflict of Interest Policy adopted by the Board of Directors with respect to the Bank’s Affordable Housing Program.

II. Limits and Controls

Honest and Ethical Conduct
The Bank expects its Financial Professionals to act in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. In addition, the Bank expects its Financial Professionals to carry out their responsibilities honestly, in good faith and with integrity, due care and diligence, exercising at all times their best independent judgment. Further, Financial Professionals are strictly prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Bank’s internal or external auditors for the purpose of rendering the Bank’s financial statements misleading.

Full, Fair, Accurate, Timely and Understandable Disclosures
The Bank expects its Financial Professionals to produce (or, as the case may be, assist in producing) full, fair, accurate, timely and understandable disclosure in reports and documents that the Bank files with, or submits to, the Securities and Exchange Commission (“SEC”), the Federal Housing Finance Agency (“FHFA”) and other regulatory agencies and in other public communications of financial information made by the Bank.

Compliance with Applicable Laws, Rules and Regulations
Financial Professionals must comply with the spirit and intent of all applicable laws, rules and regulations of the SEC, FHFA and any other regulatory agencies.
Any waiver of this Code may be made only with the approval of the Board of Directors, acting upon a recommendation from the Audit Committee. Any waiver of this Code involving the Chief Executive Officer or the Chief Financial Officer must be disclosed within four business days to the extent required by law. Any amendment of this Code must be approved by the Board of Directors and thereafter, to the extent required by law, disclosed within four business days. Technical, administrative or other non-substantive amendments to this Code do not require prompt disclosure.
III. Roles and Responsibilities
It is the responsibility of each Financial Professional to be familiar with this Code and the Code of Conduct and Ethics for Employees, and for providing an annual certification of review and compliance with this Code and the Code of Conduct and Ethics for Employees.
Financial Professionals should avoid actual or apparent conflicts of interest. In any case in which a Financial Professional finds himself or herself with an actual or apparent conflict of interest, the Financial Professional must promptly disclose such conflict of interest to the Bank’s General Counsel.
The Bank’s General Counsel shall investigate any reported conflict of interest and will review the transaction or relationship for possible referral to the Audit Committee of the Board of Directors. If the Bank's General Counsel determines that a reported transaction or relationship is in fact a conflict of interest, he or she shall provide a written summary of such conflict of interest to the Audit Committee with all supporting documentation, and the Audit Committee shall review and determine how the situation involving the conflict of interest should be resolved.
Financial Professionals must promptly report any conduct that they believe to be a violation of this Code to the Bank’s General Counsel and cooperate fully in any internal or external investigations of possible violations. Failure to report any conduct that is believed to be a violation of this Code is a violation of this Code. If a Financial Professional wishes to do so, he or she may contact directly the Chairman of the Audit Committee or utilize EthicsPoint, an internet and telephone based system, rather than, or in addition to, contacting the Bank’s General Counsel. The Bank’s General Counsel shall investigate any reported violations (or possible violations) of this Code and shall provide a written summary of his or her findings to the Audit Committee with all supporting documentation. The Audit Committee shall review and determine how any reported violation of this Code should be resolved.
In all cases, if a Financial Professional is unsure about the appropriateness of an event or action, he or she should seek assistance in interpreting the requirements of this Code by contacting the Bank’s General Counsel.
The Director of Human Resources is responsible for the annual review and approval of this Code and for obtaining from each Financial Professional an annual certification that he or she: (i) has reviewed the most recent version of this Code and the Code of Conduct and Ethics for

Employees; (ii) agrees to be bound by the terms of this Code and the Code of Conduct and Ethics for Employees; and (iii) during the preceding year, or since the date of employment for a newly hired Financial Professional, has at all times been in compliance with the requirements of this Code and the Code of Conduct and Ethics for Employees.
IV. Compliance
The Chief Executive Officer and/or the Chief Financial Officer must promptly report to the Audit Committee of the Board of Directors:

•	any violation of this Code or of any law, rule or regulation applicable to the Bank, and

•
any other matters that could compromise the integrity of the Bank’s financial reports including but not limited to deficiencies in internal controls over financial reporting or disagreements with respect to any material accounting matter.

The Audit Committee of the Board of Directors will assess compliance with this Code, report any violations to the Board of Directors, and make recommendations to the Board of Directors regarding remedial actions after consultation with the Compensation and Human Resources Committee if warranted.
A Financial Professional who violates this Code may be subject to disciplinary action, up to and including immediate termination of employment.

V. Related Policies
Code of Conduct and Ethics for Employees
Financial Disclosure
Treatment of Confidential and Proprietary Information